      As filed with the Securities and Exchange Commission on March 30, 2006

                                                     Registration No. 333-______

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   ----------

                            ILX RESORTS INCORPORATED

             (Exact name of Registrant as specified in its charter)

             ARIZONA                                       86-0564171

   (State or other jurisdiction                  (I.R.S. Employer Identification of incorporation or organization)                            Number)

                      2111 EAST HIGHLAND AVENUE, SUITE 200

                             PHOENIX, ARIZONA 85016

                                 (602) 957-2777

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------

                                JOSEPH P. MARTORI

                            CHAIRMAN OF THE BOARD AND

                             CHIEF EXECUTIVE OFFICER

                            ILX RESORTS INCORPORATED

                      2111 EAST HIGHLAND AVENUE, SUITE 200

                             PHOENIX, ARIZONA 85016

                                 (602) 957-2777

            (Name, address, including zip code, and telephone number,

                   including area code, of agent for service)

                                 WITH COPIES TO:

                          Christopher S. Stachowiak, Esq.

                               Osborn Maledon, P.A.

                           2929 North Central Avenue

                                   21st Floor

                             PHOENIX, ARIZONA 85012

                                 (602) 640-9000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a Post effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each Class                                  Proposed Maximum     Proposed Maximum

of Securities to be   Amount to be    Price Per     Aggregate Offering    Aggregate Amount

    Registered         Registered    Security (1)   Offering Price (1)   of Registration Fee

    ----------         ----------    ------------   ------------------   -------------------

   Common Stock         519,123(2)

$10.15

$5,269,098

$161.76

(1)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the common stock as reported on the American Stock Exchange on March 24,

     2006.

(2)  On September 21, 2005, the Board of Directors increased the maximum number of shares of Common Stock issuable under the Plan from 300,000 shares to 800,000 shares, and the Plan was amended and restated to reflect this increase.  As of the filing of this registration statement, 280,877 shares have been issued under the Plan pursuant to the Registrant's registration statement on Form S-3 filed with the Commission on March 4, 2003, and the balance of 519,123 shares is being registered hereunder.

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                            ILX RESORTS INCORPORATED

                 AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

                         ------------------------------

                         800,000 SHARES OF COMMON STOCK

                         ------------------------------

     This prospectus relates to 800,000 shares of our common stock that our company may offer and sell under the ILX Resorts Incorporated Amended and Restated Dividend Reinvestment Plan, or "Plan." The Plan provides holders of our common stock with a convenient and economical method of investing cash dividends to purchase additional shares of common stock. Any record holder of our common stock is eligible to participate in the Plan. A beneficial owner can participate in the Plan only if his, her, or its broker, bank, or other nominee elects to participate in the Plan.

     You may:

     1.   Automatically reinvest cash dividends paid on all of your common stock, or

     2.   Automatically reinvest cash dividends paid on a portion of your common stock and continue to receive cash dividends on the remaining common stock.

     3.   Deposit your ILX Resorts Incorporated stock certificates with the

          Agent for safekeeping.

4.

Sell or transfer shares of common stock credited to your Plan account.

     You cannot invest in common stock through the Plan unless you already hold shares of our common stock. Shareholders who do not participate in the Plan will continue to receive cash dividends in the usual manner, when and as declared by our Board of Directors.

     OUR COMMON STOCK IS SUBJECT TO ALL OF THE RISKS OF AN INVESTMENT IN OUR BUSINESS, ASSETS, AND LIABILITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Computershare Trust Company, Inc. acts as "Agent" and administers the Plan. Upon our instruction, the Agent will purchase shares of common stock for the accounts of participants directly from our company or in privately negotiated transactions. If the Agent purchases shares from our company, the price of your shares will be the average of the high and low sales price of the common stock on the American Stock Exchange on the record date for the dividend. If the Agent purchases shares in privately negotiated transactions, the price of your shares will be the Agent's average cost for all such purchases with respect to that dividend. You will receive no discount on purchases under the Plan. We will pay all fees and brokerage commissions related to administration of the Plan and reinvestment of dividends. You will be charged for commissions and fees associated with sales of shares from your account in the Plan.

     Our common stock is listed on the American Stock Exchange under the symbol "ILX". The closing price of our common stock on the American Stock Exchange on March 24, 2006, was $10.15 per share.

                                   ----------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES

      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED

      UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION

                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                  The date of this prospectus is March 30, 2006.

TABLE OF CONTENTS

                                   ----------

FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated by reference into this prospectus, contains certain forward-looking statements with respect to our growth strategy, industry and demographic trends, our ability to finance our operations, and anticipated trends in our business. Forward-looking statements give our current expectations or forecasts of future events. You can identify such statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "likely," "expect," "intend," "believe," and other words and phrases of similar meaning in connection with any discussion of future operating or financial performance.

     We believe that our forward-looking statements contained in or incorporated by reference into this prospectus and in any other public statements we make are true at the time they are made. Our actual results, however, could differ materially from these forward-looking statements as a result of a number of factors. These factors include, but are not limited to, the following:

♦

general economic conditions,

♦

our company's need for additional financing,

♦

intense competition in various aspects of our business,

♦

the risks of rapid growth,

♦

our dependence on key personnel, and

♦

other factors discussed under the heading "Risk Factors" in this prospectus or discussed in our public filings with the SEC.

     We do not undertake any obligation to publicly update or revise any of the forward-looking statements contained in or incorporated by reference into this prospectus or in any other public statements we make, whether as a result of new information, future events or otherwise. Accordingly, we caution you not to place undue reliance on such forward-looking statements.

SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS BEFORE DECIDING WHETHER YOU WISH TO PARTICIPATE IN THE PLAN.

OUR COMPANY

     ILX Resorts Incorporated is one of the leading developers, marketers, and operators of timeshare resorts in the western United States. Our principal operations consist of (a) acquiring, developing, and operating timeshare resorts that we market as vacation ownership resorts, (b) marketing and selling vacation ownership interests in our timeshare resorts, which typically entitle the buyers thereof to ownership of a fully furnished unit for a one-week period on either an annual or an alternate year (i.e., biennial) basis, and (c) providing purchase money financing to the buyers of vacation ownership interests at our resorts. We also derive revenue from (1) the rental of our unused or unsold inventory of units at our vacation ownership resorts, and (2) the sale of food, beverages, and other services at our resorts. Our current portfolio of resorts consists of eight resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, vacation ownership interests in a resort in Las Vegas, Nevada, and land in Puerto Peñasco (“Rocky Point”), Mexico and Sedona, Arizona, both of which are in the early planning stages. One of the resorts in Arizona is not registered with the Arizona Department of Real Estate at this time and as of the date of this prospectus we are not marketing that property for sale as vacation ownership interests. We currently are operating that resort under a long-term lease arrangement.

     We were incorporated in 1986 under the laws of the State of Arizona. Our principal executive offices are located at 2111 East Highland Avenue, Suite 200, Phoenix, Arizona 85016, and our telephone number is (602) 957-2777.

     Unless the context suggests otherwise, the terms "our company," "we," "our" and "us" refer to ILX Resorts Incorporated and our subsidiaries, the terms "common stock" and "shares" refer to our common stock, and the term "you" refers to a prospective participant or a participant in the Plan.

THE PLAN

PURPOSE OF THE PLAN............    The purpose of the Plan is to provide our

                                   existing shareholders with a simple,

                                   cost-effective, and convenient method of

                                   investing cash dividends paid on our common

                                   stock in the form of additional shares of

                                   shares of common stock.

SOURCE OF SHARES

  TO BE PURCHASED..............    Upon our instruction, the Agent will purchase

                                   shares for the Plan from our authorized but

                                   unissued shares or in privately negotiated

                                   transactions.

INVESTMENT OPTIONS.............    Participants in the Plan may choose from the

                                   following options:

                                   Full Dividend Reinvestment: You may have the

                                   cash dividends paid on all of your shares

                                   automatically reinvested in shares of common

                                   stock.

                                   Partial Dividend Reinvestment: You may have

                                   the cash dividends paid on a portion of your

                                   shares automatically reinvested in shares of

                                   common stock, while continuing to receive the

                                   cash dividends on your remaining shares.

                                   Share Safekeeping: You may deposit your

                                   common stock share certificates with the

                                   Agent for safekeeping in book entry form.

DETERMINATION OF

PURCHASE PRICE...............

The price of shares purchased from us

                                   generally will be the average of the high and

                                   low sale prices of the common stock on the

                                   American Stock Exchange on the record date

                                   for that dividend. The price of shares

                                   purchased in privately negotiated

                                   transactions will be the weighted average

                                   purchase price per share of all shares so

                                   purchased.

EXPENSES ......................    We will pay the fees associated with the

                                   reinvestment of dividends and the annual

                                   maintenance of your account. You will not pay

                                   any fees on common stock purchases made with

                                   reinvested dividends paid or for the annual

                                   maintenance of your account. There is no

                                   charge to you for depositing one or more

                                   certificates in an account with the Agent for

                                   safekeeping.

You will pay a fee of $10.00

                                   each time you sell shares of common stock

                                   held in the Plan, plus a $0.10 commission for

                                   each share sold. There is no charge to you

                                   for the issuance of common stock share

                                   certificates to you.

TERMINATION OF PARTICIPATION...    You may terminate your participation in the

                                   Plan at any time by notifying the Agent, in

                                   writing, that you want to terminate.

AMOUNT OFFERED.................    This prospectus relates to 800,000 shares of

                                   our common stock that we may sell under the

                                   Plan.

USE OF PROCEEDS................    When we sell shares under the Plan, we will

                                   use the proceeds of such sales for general

                                   corporate purposes.

RISK FACTORS...................    An investment in our common stock involves a

                                   substantial degree of risk. See "Risk

                                   Factors" beginning on page 7.

RISK FACTORS

 AN INVESTMENT IN OUR COMMON STOCK INVOLVES A SUBSTANTIAL DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE PARTICIPANTS IN THE PLAN SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS. THE FOLLOWING RISK FACTORS, HOWEVER, MAY NOT REPRESENT ALL OF THE RISKS ASSOCIATED WITH OUR BUSINESS. YOU SHOULD PARTICIPATE IN THE PLAN ONLY IF YOU CAN AFFORD TO LOSE YOUR REINVESTED DIVIDENDS.

WE FACE A VARIETY OF RISKS RELATED TO THE RAPID GROWTH OF OUR BUSINESS.

WE MAY NOT SUCCESSFULLY EXECUTE OUR GROWTH STRATEGY.  A principal component of our growth strategy is to acquire additional improved and unimproved real estate for the construction and development of new convenient access resorts and Varsity Clubs, which are urban vacation ownership properties strategically situated in tourist destinations that are accessible to major population centers near prominent colleges and universities. Our ability to execute our growth strategy will depend upon a number of factors, including the following:

♦

the availability of attractive resort development opportunities;

♦

our ability to acquire and/or construct properties for such development   opportunities on economically feasible terms;

♦

our ability to market and sell vacation ownership interests at newly developed or acquired resorts; and

♦

our ability to manage newly developed or acquired resorts in a manner that results in customer satisfaction.

In particular, the success of our Premiere Vacation Club will depend upon our ability to continue to acquire and develop a sufficient number of participating resorts to make membership interests attractive to consumers. In addition, the success of our Varsity Clubs concept will be enhanced by our ability to successfully negotiate with universities proximate to our Varsity Clubs for access to the alumni, parents, and other persons affiliated with such universities. We cannot provide assurance that we will be successful with respect to any or all of these factors.

WE MAY NOT BE ABLE TO FINANCE OUR GROWTH. We intend to selectively acquire and develop new vacation ownership resorts and to continue to expand our existing resorts. Our plans include the development of approximately 22 acres of land in Sedona, Arizona adjacent to our Los Abrigados Resort, to be known as Heritage Park.  Acquiring and developing new resorts and Heritage Park will place substantial demands on our liquidity and capital resources, as well as on our personnel and administrative capabilities. Risks associated with our development and construction activities include, but are not limited to, the following:

♦

construction costs or delays may exceed original estimates, which could make the development or expansion uneconomical or unprofitable;

♦

sales of vacation ownership interests or other revenue from newly completed facilities may not be sufficient to make the resort or development profitable;

♦

financing may not be available on terms favorable for development of a project; and

♦

financing may not be available on terms favorable for the continued sales of vacation ownership interests in a particular project.

We project that currently planned development and expansion at our resorts, and land in the planning stages (including Heritage Park), may cost in excess of $50 million.  Although we have preliminarily secured adequate financing for the projects currently under development, we cannot provide assurance that adequate financing for future development projects will be available on terms and conditions favorable to our Company.  Our ability to obtain needed financing and to repay any indebtedness at maturity may depend on refinancing or future sales of debt or equity, which may not be available on terms favorable to our company. Factors that could affect our access to the capital markets, or the cost of such capital, include the following:

♦

changes in interest rates,

♦

general economic conditions,

♦

the threat of war or terrorist activities,

♦

the perception in the capital markets of the vacation ownership industry, our business, and our business prospects,

♦

our results of operations, and

♦

the amount of debt we have outstanding and our financial condition.

WE FACE RISKS ASSOCIATED WITH OUR ABILITY TO ACQUIRE PROPERTIES THAT ARE SUITABLE FOR DEVELOPMENT.   Our ability to execute our growth strategy will depend to a significant degree on the existence of attractive project acquisition opportunities. Currently, there are numerous potential buyers for these properties. Many of these potential buyers have a stronger capital structure and greater resources with which to acquire attractive resort opportunities than we have. We cannot provide assurance that we will be able to compete successfully against such buyers. A variety of comprehensive federal, state, and local laws regulate our development and construction activities, as well as our ownership, sales, and management of real estate. These laws relate to many issues that directly or indirectly affect our business, including the following:

♦

marketing and sales,

♦

building design and construction,

♦

zoning, land use, and development,

♦

water supplies,

♦

environmental and health concerns, and

♦

protection of endangered species.

Any difficulties in or delays in obtaining, or our inability to obtain, the requisite licenses, permits, allocations, authorizations, and other entitlements pursuant to such laws could adversely impact our ability to develop and operate our projects. The enactment of "slow growth" or "no- growth" initiatives or changes in labor or other laws in any area where our projects are located also could delay, affect the cost or feasibility of, or preclude entirely the development or expansion of our resorts.

WE MAY FACE A VARIETY OF RISKS WHEN WE EXPAND OUR RESORTS. Our growth strategy includes the expansion of a number of units at our resorts, when appropriate. Risks associated with such expansion include, but are not limited to, the following:

♦

construction costs may exceed original estimates, which could make the expansion uneconomical;

♦

we may not complete construction or conversion as scheduled, which could result in delayed recognition of revenue and increased interest expense;

♦

we may be delayed in obtaining, or we may not be able to obtain, applicable governmental permits and authorizations;

♦

we may not be able to obtain necessary financing on favorable terms and;

♦

market demand may not be sufficient to make such expansion profitable.

Accordingly, we cannot provide assurance that we will complete all of our planned expansion of our resorts or, if completed, that such expansion will be profitable.

WE MAY FACE ADDITIONAL RISKS AS WE EXPAND INTO NEW MARKETS.  Our growth strategy consists of acquiring and developing additional convenient access resorts and Varsity Clubs in the western United States and Mexico, including markets in which we currently do not have an ILX resort or conduct any sales or marketing activities. Our prior success in the geographic locations in which we currently operate does not ensure our continued success as we acquire, develop or operate future resorts or Varsity Clubs. Accordingly, in connection with expansion into new markets, we may be exposed to a number of risks, including, but not limited to, the following:

♦

our lack of familiarity and understanding of local consumer preferences;

♦

our inability to attract, hire, train, and retain additional sales, marketing, and resort staff at competitive costs;

♦

our inability to obtain, or to obtain in a timely manner, necessary permits and approvals from state and local government agencies and qualified construction services at acceptable costs;

♦

our inability to capitalize on new marketing relationships and development agreements; and

♦

the uncertainty involved in, and additional costs associated with, marketing vacation ownership interests prior to completion of marketed units.

OUR PRACTICE OF FINANCING CUSTOMER BORROWINGS EXPOSES US TO LIQUIDITY RISKS.

We typically finance approximately 80% of our overall sales of vacation ownership interests. Although we conduct credit pre-approval due diligence with respect to each financed sale, there are significant risks associated with such transactions, including those set forth below.

WE COULD INCUR SUBSTANTIAL LOSSES IF PURCHASERS OF VACATION OWNERSHIP INTERESTS DEFAULT ON THEIR OBLIGATIONS TO PAY THE BALANCE OF THE PURCHASE PRICE.  We require purchasers to make a down payment of at least 10% of the aggregate purchase price of the vacation ownership interest and to deliver a promissory note to us for the balance. Although we conduct credit pre-approval due diligence with respect to each purchaser, we bear the risk of default associated with customer notes that we retain and those that we sell with recourse to our company. If a buyer of a vacation ownership interest defaults, we generally will pursue collection remedies to the extent legally permitted. Although in many cases we may have recourse against a buyer for the unpaid purchase price, certain states, including Arizona and Indiana, have laws that limit our ability to recover personal judgments against customers who have defaulted on their loans. If we are unable to collect the defaulted amount or to obtain a voluntary quitclaim deed to the mortgaged interest, we likely will foreclose on and then remarket the recovered vacation ownership interest. Irrespective of our remedy in the event of a default, we cannot recover the marketing, selling, and administrative costs associated with the original sale and we must incur such costs again to resell the vacation ownership interest. In addition, the costs associated with exercising collection and foreclosure remedies can be high relative to the value of the underlying asset. We generally do not carry private mortgage insurance or its equivalent to cover defaults on customer notes.

We sell or hypothecate (that is, borrow against) the majority of our customer notes. When we sell customer notes, the purchasers generally have recourse to our company. As a result, we may be required to repurchase or replace any such customer note that becomes delinquent. We take these contingent obligations into account in establishing our allowance for uncollectible notes. We cannot provide assurance that such allowances will be adequate to offset actual defaults under customer notes, including notes that we have sold with recourse to our company. Our financial condition and results of operations could be materially adversely affected if our allowances are inadequate to cover actual defaults.

OUR BORROWING BASE AND/OR OUR ABILITY TO SELL CUSTOMER NOTES MAY BE ADVERSELY AFFECTED BY THE NATURE AND QUALITY OF THE CUSTOMER NOTES.  We typically finance our working capital needs either by selling or by hypothecating customer notes that meet certain criteria established by third-party lenders. As of December 31, 2005, we had agreements with one lender to borrow up to $30.0 million against conforming retained customer notes, of which approximately $11.4 million remained available for borrowing. In addition, as of December 31, 2005, we had an agreement with one lender under which we can sell up to $30.0 million of conforming customer notes, of which approximately $25.7 million remained available.

Once hypothecated or sold, our customers make payments on their notes directly to the lender's collection center or agent. All of a customer's payments on hypothecated notes are applied to our loan balance, both principal and interest. Historically, our borrowings and sales of notes have not approached the maximum amount available under our existing credit facilities. We cannot provide assurance, however, that our future working capital needs will not exceed amounts available under our credit facilities. To the extent that we generate additional customer notes through our sales efforts, we may pledge or sell the applicable customer notes, subject to applicable restrictions.

WE GENERALLY EXPERIENCE NEGATIVE CASH FLOW UPON THE SALE OF FINANCED VACATION OWNERSHIP INTERESTS.  On financed sales, we ordinarily receive only 10% of the purchase price on the sale of a vacation ownership interest, but we must pay in full the costs associated with the development, marketing, and sale of the vacation ownership interest. These costs generally exceed the downpayment we receive at the time of sale. Maximum borrowings and sales of notes available under our existing credit facilities may not be sufficient to cover these costs, which could limit our available capital resources, liquidity, and capacity to grow. Our existing credit facilities expire at various dates through 2007. We presently do not have binding agreements to extend the terms of our existing credit facilities or for any replacement financing upon the expiration of our existing credit facilities. Moreover, we cannot provide assurance that we will be able to arrange alternative or additional credit facilities on terms that are satisfactory to our company in the future. Accordingly, future sales of vacation ownership interests may be limited by the availability of funds to finance the initial negative cash flow that often results from sales that we finance. Although we currently are selling customer notes at a premium, to the extent that we finance our negative cash flow by selling customer notes to lenders in the future we may be able to sell such notes only at a discount from the face value of such notes. In addition, we cannot provide assurance that we will be able to negotiate the sale of such customer notes at favorable rates, or at all.

FLUCTUATIONS IN INTEREST RATES AND INTEREST RATE MISMATCHES COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, LIQUIDITY, AND FINANCIAL POSITION. We currently derive a portion of income from the spread between the interest rates we charge our customers and the interest rates at which we borrow against customer notes or at which we sell customer notes. We cannot provide assurance, however, that the present interest rate spread will continue in the future. We may not be able to maintain these spreads as a result of decreases in the rates we are able to charge customers or increases in the prime lending rate, or upon the expiration of our current credit facilities and our inability to replace such facilities at existing terms. In addition, our indebtedness bears interest at variable rates while the retained customer notes bear interest at fixed rates. As a result, increases in interest rates could cause our interest expense to exceed our interest income on our portfolio of retained customer notes. Moreover, we currently do not engage in interest rate hedging transactions. Therefore, any increase in interest rates, particularly if sustained, could have a material adverse effect on our results of operations, liquidity, and financial position.  If there were a one-percentage point change, based on the $21.7 million balance of variable rate debt at December 31, 2005, interest expense would increase or decrease by approximately $217,000 (before income taxes) per annum. Further, to the extent interest rates generally decrease on third-party financing available to our customers, we face an increased risk that customers will pre-pay their customer notes and reduce our income, if any, from financing activities. In addition, if a customer prepays a note that we have sold, we are required to repay the unearned interest premium, if any, on the note.

THE MISMATCH BETWEEN CUSTOMER NOTES AND OUR CREDIT FACILITIES COULD CREATE SIGNIFICANT LIQUIDITY RISKS. Customer notes typically have a seven-year term, while our related revolving credit facilities mature or expire on different dates over the next six years. Accordingly, a mismatch exists between our anticipated cash receipts and cash disbursements. Although we historically have been able to secure financing sufficient to fund our operations, we currently do not have agreements with our lenders to extend the respective terms of our existing credit facilities or to replace such credit facilities upon their expiration. Our failure to obtain such refinancing or replacement credit facilities could require us to sell our portfolio of retained customer notes, potentially at a discount, or to seek other alternatives to enable us to continue in business. While we have been successful in obtaining financing to date, we cannot provide assurance that we will be able to do so in the future. The failure to do so in the future could have a material adverse effect on our results of operations and liquidity.

WE FACE SIGNIFICANT COMPETITION IN THE VACATION OWNERSHIP INDUSTRY.

The vacation ownership industry consists of a large number of local and regional resort developers and operators. In addition, we face competition from some of the world's most recognized national and international lodging, hospitality, and entertainment companies, such as

Marriott Ownership Resorts, The Walt Disney Company, Hilton Hotels Corporation, Hyatt Corporation, Four Seasons Hotels & Resorts, Starwood HotelS & Resorts Worldwide Inc., and Cendant Corporation, and their subsidiaries and affiliates.  Many of these companies have much greater access to capital and other resources than we do. As a result, we may be at a competitive disadvantage with our competitors for access to marketing, personnel, and other resources that we require to compete successfully. In addition, competition from other vacation ownership resort developers and operators may limit our ability to acquire additional resorts and to obtain access to affinity groups. Our business and results of operations may be materially adversely affected if we are unable to compete successfully against such companies.

In addition to the competitors named above, our resorts and sales offices may face direct competition from smaller, local vacation ownership companies with resorts or sales offices within the vicinity of our resorts, as well as from resales of vacation ownership interests. We also are subject to competition from other entities engaged in the commercial lodging business, including condominiums, hotels and motels, and others engaged in the leisure business who compete with us by offering easy access, including online through proprietary web sites and internet travel intermediaries, to competitive nightly rates on luxury resort accommodations in desirable locations, which could reduce demand for our vacation ownership interests. We anticipate that we will continue to face substantial competition in all aspects of our operations from organizations that are more experienced in the leisure industry and that have greater access to financial, marketing, and other resources. As a result, these competitors may have greater negotiating leverage to acquire properties or other resources required to compete or may be able to take advantage of greater gross sales and thereby reduce the retail price of their vacation ownership interests. Our profit margins and operating results could be adversely affected if we find it necessary to reduce our prices in order to remain competitive. A reduction in our profit margins as a result of competitive pressures, or an increase in our costs relative to such competitors' costs, could have a material adverse effect on our results of operations, liquidity, and financial position.

OUR SUCCESS WILL DEPEND UPON OUR KEY MANAGEMENT EMPLOYEES.

We rely upon certain key management employees. The loss of any key employee could materially and adversely affect our business. We cannot provide assurance that we will be able to retain key members of our current management team or that we will be able to attract experienced personnel in the future. Our success also will depend upon our ability to attract and maintain qualified property acquisition, development, marketing, management, administrative, and sales personnel. Our ability to attract, train, and retain such personnel will become particularly important as we grow and develop additional resorts, and we cannot provide assurance that we will be successful in attracting or retaining such personnel. Our business and results of operations could be materially adversely affected if we are not able to attract and retain such key personnel.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY OUR GEOGRAPHIC CONCENTRATION WITHIN THE WESTERN UNITED STATES, PARTICULARLY ARIZONA.

As of the date of this prospectus, a majority of our customers and resort accommodations are located in Arizona. As a result, our financial condition and results of operations may be materially adversely affected by local Arizona economic downturns, changing demographics or regulatory changes. Further, our growth strategy includes expansion of sales centers and vacation ownership interests in the western United States and Mexico. Although expansion into markets other than Arizona may reduce our susceptibility to downturns in the Arizona market, we cannot provide assurance that we will be able to successfully apply our current operating strategy to new markets beyond Arizona. In addition, because we intend to execute our growth strategy primarily in the western United States, we will continue to be particularly susceptible to adverse changes in economic circumstances, demographic trends or regulatory changes affecting the western United States in general and, in particular, the local markets that we enter. We cannot provide assurance that we will be able to offset or minimize the adverse effects of such circumstances upon our business, financial condition or results of operations.

OUR ABILITY TO SUCCESSFULLY MARKET OUR PROPERTIES WILL DEPEND UPON CONTINUED AVAILABILITY OF VIABLE EXCHANGE NETWORKS.

Our ability to successfully market and sell vacation ownership interests will depend in part upon the availability of "exchange networks," which allow owners of our vacation ownership interests to "trade" the time they have purchased for time at another participating vacation ownership resort. All vacation ownership interests that we currently offer are qualified for inclusion in one or more exchange networks. We cannot provide assurances, however, that we will be able to continue to qualify additional properties or that such exchange networks will continue to be available for our existing portfolio of vacation ownership interests. If such networks cease to function effectively or if we are unable to respond to consumer demand for greater choices of desirable locations, we will be at a competitive disadvantage with respect to competitors that can offer such choices. As a result of such disadvantages, we may be unable to sell a sufficient number of vacation ownership interests or we may be unable to make sales at prices that will enable us to remain profitable. Our results of operations could be materially adversely affected as a result of such risks.

OUR COMPANY FACES SIGNIFICANT RISKS ASSOCIATED WITH LEVERAGE.  We anticipate that we will finance our future business activities, in whole or in part, with indebtedness that we obtain pursuant to additional borrowings under our existing credit facilities or under credit facilities that we will obtain in the future. The definitive agreements with respect to these credit facilities do and could contain restrictive covenants that limit our ability to, among other things, make capital expenditures, incur additional indebtedness, and dispose of assets or that require us to maintain certain financial ratios. The indebtedness incurred under these credit facilities may be secured by mortgages on all or a portion of our resorts, customer notes, and other assets. If we default under one or more of these credit facilities, our lenders could foreclose on the vacation ownership properties secured by a mortgage or deed of trust or take possession of other assets pledged as collateral. In addition, future credit facilities may not provide for the lender to release liens on our vacation ownership interests when we sell such interests. Such restrictions could impair the marketability of our vacation ownership interests.

The extent of our leverage and the terms of our indebtedness, such as requirements that we maintain certain debt-to-equity ratios, also could impair our ability to obtain additional financing in the future, to make acquisitions, or to take advantage of significant business opportunities that may arise. Furthermore, our indebtedness and related debt service obligations may increase our vulnerability to adverse general economic and vacation ownership industry conditions and to increased competitive pressures. We cannot provide assurance that we will not require additional indebtedness in the foreseeable future to execute our growth strategy.

EXTENSIVE FEDERAL, STATE, AND LOCAL LAWS AND REGULATIONS AFFECT THE WAY WE CONDUCT OUR BUSINESS.

The federal government and the states and local jurisdictions in which we conduct business have enacted extensive regulations that affect the manner in which we market and sell vacation ownership interests and conduct our other business operations.  Federal legislation to which the Company is or may be subject includes the Federal Trade Commission Act, the Fair Housing Act, the Truth-in-Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Interstate Land Sales Full Disclosure Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act and the Civil Rights Acts of 1964, 1968 and 1991.  In addition, many states, including Arizona, have adopted specific laws and regulations regarding the sale of vacation ownership interests. These laws and regulations require us, among other things, to obtain and file numerous documents and supporting information with the responsible state agency, to obtain the agency's approval for an offering statement that describes all material aspects of the sale of vacation ownership interests, and to deliver an offering statement or public report, together with certain additional information concerning the terms of the purchase, to all prospective purchasers of a vacation ownership interest. Laws in each state where we currently sell vacation ownership interests generally grant the purchaser of a vacation ownership interest the right to cancel a contract of purchase at any time within three to seven calendar days following the date the purchaser signs the contract. Most states also have other laws that regulate our activities and protect purchasers, such as the following:

♦

real estate licensure laws,

♦

travel sales licensure laws,

♦

anti-fraud laws,

♦

consumer protection laws,

♦

telemarketing laws, and

♦

prize, gift, and sweepstakes laws.

We currently are authorized to market and sell interests in all states in which our resorts are located and all states in which we market and sell vacation ownership interests. We may apply for the right to conduct sales operations in additional states throughout the United States. We cannot provide assurance, however, that any state will grant, or continue to grant, our company the right to sell our vacation ownership interests in such states or that, if such right to conduct sales operations is granted, it will be granted on terms and conditions acceptable to us. Further, if agents or employees of our company violate such regulations or licensing requirements, such acts or omissions could cause the states where the violations occurred to revoke or refuse to renew the licenses required to permit us to sell vacation ownership interests in such states.

We believe we are in material compliance with applicable federal, state, and local laws and regulations relating to the sale and marketing of vacation ownership interests to which we currently are subject. From time to time, however, consumers file complaints against our company in the ordinary course of our business. We could incur significant costs to resolve such complaints or to qualify under applicable regulations in all jurisdictions in which we desire to conduct sales. We cannot provide assurance, however, that we will remain in material compliance with applicable federal, state and local laws and regulations, or that violations of applicable laws will not have adverse implications for our company, including, without limitation, negative public relations, potential litigation, and regulatory sanctions. The expense, negative publicity, and potential sanctions associated with our failure to comply with applicable laws or regulations could have a material adverse effect on our results of operations, liquidity or financial position.  In particular, increased regulations of telemarketing activities could adversely impact the marketing of vacation ownership interests.

Under certain conditions, vacation ownership interests may be considered "securities" under state or federal law, in which case we would be subject to the time-consuming and expensive requirements to register such interests, license our salespeople, and comply with other regulations.  Although our vacation ownership interests are not considered to be securities in any jurisdiction in which we operate as of the date of this prospectus, we cannot guarantee that we can structure vacation ownership interests so as to avoid regulation as "securities" under applicable federal or state laws that may be adopted in the future or in any jurisdiction in which we may operate in the future. If our vacation ownership interests are deemed to be securities, we cannot provide assurance that we will be able to comply with the applicable state and federal securities requirements or that the liabilities or contingencies that result from such compliance will be immaterial. As a result, such compliance may impact our ability to conduct our business and may undermine the value of our common stock.

EXCESSIVE CLAIMS FOR CONSTRUCTION-RELATED DEFECTS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

While we typically engage third-party contractors to construct or renovate our resorts, our customers may assert construction claims against our company for construction defects. In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property. An excessive number of claims for construction-related defects could adversely affect our liquidity, financial condition, and operating results

ENVIRONMENTAL LIABILITIES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

Under various federal, state and local laws, ordinances and regulations, as well as common law, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from property that we own, lease, or operate, as well as related costs of investigation and property damage at such property. Such laws often impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect our ability to sell or lease our property or to borrow money using such real property as collateral. Noncompliance with environmental, health or safety requirements may require us to cease or alter operations at one or more of our properties. Further, we may be subject to common law claims by third parties based on damages and costs resulting from violations of environmental regulations or from contamination associated with one or more of our properties.

Although we typically conduct significant due diligence prior to acquiring real property, we may not obtain Phase I environmental reports with respect to each of our properties if management believes that the risk of potential environmental liability does not warrant the performance of Phase I assessments due to the remote location of such property or any other reason. If we fail to obtain such reports, we may acquire or develop property and later discover that we cannot operate the property as planned, or we may assume environmental or other liabilities that we could have avoided if we had the information typically revealed in a Phase I report. To date, we have obtained environmental reports with respect to four of our resorts. Even when we perform due diligence investigations, we cannot provide assurance that our due diligence efforts or Phase I reports, when available, will reveal all environmental liabilities or that we will identify every material environmental condition.

Certain environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability. Thus, we may have liability with respect to properties that we or our predecessors sold in the past.

ACCELERATION OF DEFERRED TAXES AND NET OPERATING LOSS CARRYFORWARD LIMITATIONS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND LIQUIDITY

While we report sales of vacation ownership interests as income for financial reporting purposes upon closing a sale, federal income tax regulations allow us to report a portion of financed sales on the installment method, if we so elect. When we elect the installment method, we recognize income on the sale of a vacation ownership interest (a) when we receive cash in the form of a down payment, and (b) incrementally as we receive payments on retained customer notes or when we factor the customer note. As of December 31, 2005, we had deferred taxes (i.e., taxes owed to taxing authorities in the future as a consequence of income previously reported in our financial statements) in the amount of $8.1 million as a result of this method of reporting sales of vacation ownership interests. If we should factor the customer notes, if a lender forecloses on the retained customer notes, or if we otherwise collect or dispose of the retained customer notes, the deferred gain would be reportable for tax purposes and the deferred taxes, including interest on those taxes, if any, would become due. Moreover, we would owe accrued interest on such deferred taxes that would be payable when the taxes are due in the event the deferred taxes reverse in a year when income taxes are payable by our company, the likelihood of which is not now reasonably ascertainable. We cannot provide assurance that we will have sufficient cash resources to pay those taxes and interest if and when they become payable. Furthermore, if our sales of vacation ownership interests should decrease in the future, our diminished operations may not generate either sufficient tax losses to offset taxable income or funds to pay the deferred tax liability from prior periods. Consequently, our liquidity and financial position could be adversely affected.

At December 31, 2005, our wholly-owned subsidiary, Genesis Investment Group, Inc. (“Genesis”), had net operating loss, or "NOL," carryforwards of approximately $630,000.  These NOL carryforwards are limited as to usage because they arise from built-in losses of an acquired company. In addition, such losses can only be utilized through the earnings of Genesis and are limited to a maximum of $189,000 per year. To the extent the entire $189,000 is not utilized in a given year, the difference may be carried forward to future years. Any unused Genesis NOLs will expire in 2008.

THE LIMITED RESALE MARKET FOR VACATION OWNERSHIP INTERESTS COULD ADVERSELY AFFECT OUR BUSINESS.

Based on our experience with our resorts and ownership of vacation ownership interests at destination resorts owned by third parties, we believe that resales of vacation ownership interests generally are made at net sales prices below their original customer purchase price. The relatively lower sales price is partly attributable to the high marketing and sales costs associated with initial sales of such vacation ownership interests. Accordingly, the initial purchase of a vacation ownership interest may be less attractive to prospective buyers. Also, buyers who seek to resell their vacation ownership interests may compete with our efforts to sell our vacation ownership interests. While vacation ownership interest resale clearing houses or brokers currently do not have a material impact on our business, if a secondary market for vacation ownership interests were to become more organized and liquid, the availability of resale vacation ownership interests at lower prices could adversely affect our prices and the number of sales we can close. As a result, our business and results of operations may be adversely affected.

DOWNTURNS IN GENERAL ECONOMIC CONDITIONS CAN SIGNIFICANTLY IMPACT OUR FINANCIAL CONDITION AND OPERATING RESULTS.

Any adverse change in general economic conditions, significant price increases, or adverse occurrences affecting the travel and tourism industry, such as the impact of war or terrorist activity, cyclical overbuilding in the hotel and vacation ownership industries and the financial condition of the airline industry and the impact on air travel, could have a material adverse effect on our company's business and results of operations. Such conditions or occurrences also may have an adverse effect upon the availability and cost of financing for our company and our customers, which could preclude us from making loans to customers for vacation ownership interest purchases or prevent our customers from paying off outstanding customer notes.

WE COULD INCUR COSTS TO COMPLY WITH LAWS GOVERNING ACCESSIBILITY OF FACILITIES BY DISABLED PERSONS.

A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act, impose requirements related to access and use by disabled persons of a variety of public accommodations and facilities. Although we believe our resorts are substantially in compliance with laws governing their accessibility by disabled persons, we may incur additional costs to comply with such laws at our existing or subsequently acquired resorts. Additional federal, state, and local legislation with respect to access by disabled persons may impose further burdens or restrictions on our company. We cannot forecast the ultimate cost of compliance with such legislation, but such costs could be substantial and, as a result, could have a material adverse effect on our results of operations, liquidity or capital resources.

WE MAY HAVE LOSSES THAT ARE NOT COVERED BY INSURANCE.

We carry comprehensive liability, business interruption, title, fire and storm insurance with respect to our resorts, with policy specifications, insured limits and deductibles customarily carried for similar properties, which we believe are adequate.  There are, however, certain types of losses (such as losses caused by floods, acts of terrorism, or acts of war) that are not generally insured because they are either uninsurable or not economically insurable.  Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property.  Any such loss could have a material adverse effect on our results of operations, liquidity and financial positions.

INCREASED GASOLINE PRICES, AN OUTBREAK OF WAR, ACTS OF TERRORISM, UNFORESEEN NATURAL DISASTERS OR SIMILAR EVENTS COULD NEGATIVELY IMPACT OUR BUSINESS.

Increased gasoline prices, war, or acts of terrorism, forest fires, inclement weather or other unforeseen natural disasters or similar events could reduce consumer travel. If consumer travel to our resorts and sales centers declines as a result these or other factors, we could experience lower income due to reduced room rentals and/or fewer opportunities for sales presentations to prospective purchasers of vacation ownership interests.

OUR BUSINESS IS SUBJECT TO SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS.

We historically have experienced quarterly fluctuations in our gross revenue and net income from operations. Our sales of vacation ownership interests typically have been lower during the first and fourth quarters of each year and we expect this trend to continue in the future. In addition, our earnings may be adversely affected by our ability to acquire or develop new resorts in a timely manner, fluctuations in travel and vacation patterns, and weather or other natural phenomena. As we enter new markets, we may experience additional fluctuations in our quarterly results or an increased impact of seasonality on our business and results of operations.

CERTAIN OF OUR EXISTING SHAREHOLDERS HAVE THE ABILITY TO EXERT A SIGNIFICANT AMOUNT OF CONTROL OVER OUR COMPANY.

Under Arizona law, holders of our company's common stock are entitled to cumulative voting rights with respect to the election of our directors. Cumulative voting permits each holder of common stock to cast an aggregate number of votes equal to the number of directorships to be filled, multiplied by the number of shares of common stock as to which the holder is entitled to cast votes. Each holder may cast all of such votes in favor of any individual nominee or may allocate them among multiple nominees as the holder chooses. As a result, a holder of less than a majority of the outstanding common stock may elect one or more directors by casting all of his or her respective votes in favor of a single candidate. We currently have nine directors. Consequently, a holder of approximately 11.1% of our outstanding common stock will be able to independently elect one director.

At February 28, 2006, Joseph P. Martori beneficially owned approximately 29.1% of our outstanding common stock (and all of our officers and directors as a group beneficially owned approximately 42.5% of our outstanding common stock). Because of his ability to elect at least two of our directors, if the interests of Mr. Martori as a shareholder differ from the interests of the other shareholders, such other shareholders may be adversely affected. To the extent that Mr. Martori elects to reinvest dividends paid on his shares of common stock and some of our other shareholders do not reinvest their dividends, Mr. Martori's percentage ownership of our outstanding common stock will increase, which could further increase Mr. Martori's control over our company.

At February 28, 2006, our Employee Stock Ownership Plan and Trust (ESOP) held approximately 18.4% of our outstanding common stock.  Joseph P. Martori, Nancy J. Stone and Joseph P. Martori, II are trustees of the ESOP, although the employee beneficiaries of the ESOP have the ability to vote the number of shares in the ESOP that have been allocated to their respective accounts.  Our ESOP may acquire newly issued shares of common stock from us or already issued shares on the open market.  As our ESOP continues to acquire shares, and shares are granted to key employees under our Stock Bonus Program, an increasing concentration of our ownership will reside with our employees, including our executive officers.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

As an Arizona corporation, our articles of incorporation and Arizona law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when those attempts may be in the best interests of our shareholders.  Our articles of incorporation also authorize our board of directors, without shareholder approval, to issue one or more series of preferred stock, which could have voting, liquidation, dividend, conversion, or other rights that adversely affect or dilute the voting power of the holders of common stock.

OUR STOCK PRICE HAS BEEN, AND WILL LIKELY CONTINUE TO BE, HIGHLY VOLATILE, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE.

The market price of our stock has been and is likely to continue to be highly volatile due to the risks and uncertainties described in this section of the prospectus, as well as other factors, including:

♦

fluctuation in interest rates and other conditions that could adversely affect real estate values in general or the market for vacation ownership interests in particular;

♦

price and volume fluctuations in the stock market at large which do not relate to our operating performance; and

♦

any failure to meet market expectations.

From January 1, 2005 through December 31, 2005, the closing price of our common stock as reported on The American Stock Exchange ranged from a high of $10.82 to a low of $8.50.  As a result of this volatility, your investment in our stock is subject to substantial risk.  Furthermore, the volatility of our stock price could negatively impact our ability to raise capital in the future.

The stock market has from time to time experienced extreme price and volume fluctuations that are unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes been the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management's attention and resources.

YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT AS A RESULT OF YOUR PARTICIPATION IN THE PLAN.

There are a number of risks associated with participating in the Plan.  If you participate in the Plan and reinvest your dividends in additional shares of common stock, you may lose part or all of your reinvested dividends.  Neither we nor the Agent can assure you of a profit or protect you against a loss on the shares you purchase under the Plan or otherwise.  The following list sets forth some, but not necessarily all, of the risks that you may experience if you participate in the Plan:

♦

Neither we nor the Agent will pay interest on your dividend payments pending investment in additional shares of common stock.

♦

The purchase price for shares purchased from our company will be the average of the high and low sales price on the American Stock Exchange on the record date for each dividend.  Your dividends will be reinvested in additional shares of common stock at that price on the dividend payment date, even if the market price of our common stock declines after the record date.

♦

If we instruct the Agent to make privately negotiated purchases, you will not have authority to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases are to be made.

♦

Unlike shares held in a brokerage account, you cannot place orders to sell shares held under the Plan at specific price levels or on specific dates.  If you instruct the Agent to issue a certificate to you or to sell some or all of your shares, the price of our common stock may decline during the period between the date on which you send your request to the Agent and the date on which you receive the certificate or the date on which the sale takes place.  Neither we nor the Agent will be liable for any claim arising out of a failure to issue or deliver a certificate on a certain date or a failure to sell shares on a certain date or at a specific price.

♦

Plan accounts, the shares of common stock held in Plan accounts, and the cash temporarily held for the purchase of shares are not deposits of the Agent and are not insured by the Securities Investor Protection Corporation or any other federal or state agency.

THE ILX RESORTS INCORPORATED AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

     The provisions of the Plan are summarized below in question and answer format.

PURPOSE OF THE PLAN

1. WHAT IS THE PURPOSE OF THE PLAN?

   The purpose of the Plan is to provide you with a simple, cost-effective, and convenient method of investing cash dividends paid on your common stock in additional shares of common stock. You cannot invest in common stock through the Plan unless you already hold shares of common stock.

   Under the Plan, the Agent will reinvest dividends paid on your shares of common stock in additional shares of common stock. You will not pay any fees or commissions, service charges, or other expenses for such purchases. We will instruct the Agent to purchase shares for the Plan from our authorized but unissued common stock or in privately negotiated transactions. To the extent the Agent purchases shares from the company, we will use the proceeds for general corporate purposes.

PARTICIPATION ALTERNATIVES

2. WHAT ALTERNATIVES ARE AVAILABLE TO PARTICIPANTS IN THE PLAN?

     As a participant in the Plan:

     A.   FULL DIVIDEND REINVESTMENT: You may have the cash dividends paid on all of your shares automatically reinvested in shares of common stock.

     B.   PARTIAL DIVIDEND REINVESTMENT: You may have the cash dividends paid on a portion of your shares automatically reinvested in shares of common stock, while continuing to receive the cash dividends on your remaining shares.

     C.   DIRECT REGISTRATION SERVICES: You may deposit your common stock share certificates with the Agent for safekeeping in book entry form,

          whether or not you elect to have the cash dividends paid on those shares automatically reinvested in additional shares of common stock.

ADVANTAGES OF THE PLAN

3. WHAT ARE THE ADVANTAGES OF THE PLAN?

     A.    You may automatically reinvest the cash dividends paid on all or a portion of your shares of common stock in additional shares of common stock. The Agent will use the cash dividends paid on shares of common stock purchased under the Plan to purchase additional shares of common stock unless you sell or transfer the shares (see Questions 22 and 23),

          instruct the Agent to stop reinvestment of dividends on the shares (see Question 9), or terminate your participation in the Plan

          (see Question 25).

     B.   The Plan permits fractions of shares, as well as full shares, to be credited to your account. In addition, the Agent will credit to your account dividends paid on fractional shares, as well as on full shares, and the Agent will reinvest the dividends in shares of our common stock.

     C.   You also may deposit your common stock share certificates with the

          Agent for safekeeping and cause ownership of those shares of common stock to be maintained on the Agent's records in book entry form (see

          Question 10). Dividends on shares deposited for safekeeping will be paid in cash and/or reinvested in common stock, according to your instructions.

     D.   You may sell or transfer some or all of the shares you hold under the

          Plan to another person or persons at any time (see Questions 22 and

          23).

     E.   You will not pay any brokerage fees or commissions, service charges,

          or other direct expenses in connection with purchases of common stock under the Plan or for administration of the Plan.

     F.   The Agent or your broker, bank, or other nominee acting on your behalf will provide you with regular statements of your account for your records.

ADMINISTRATION OF THE PLAN

4. WHO ADMINISTERS THE PLAN?

   Computershare Trust Company, Inc. acts as your Agent and keeps a record of your account, sends statements of account to you, and performs other duties relating to the Plan. Should Computershare resign, another agent will be asked to serve. You can view your account information online at www.computershare.com. You should send all communications regarding the Plan to the Agent addressed as follows:

     By mail:                              By overnight delivery services:

     Computershare Trust Company, Inc.     Computershare Trust Company, Inc.

     P.O. Box A3309                        2 North LaSalle Street

     Chicago, IL 60690                     Chicago, IL 60602

     Telephone: 312-588-4199               E-mail: web.queries@computershare.com

     Fax:  312-601-4335                    www.computershare.com

   When communicating with the Agent, you should provide the company name and your account number, taxpayer identification number, and a daytime telephone number.

PARTICIPATION IN THE PLAN

5. WHO IS ELIGIBLE TO PARTICIPATE?

   Only "record owners" and "beneficial owners" of our common stock may participate in the Plan. A "record owner" of our common stock (which means a shareholder who owns shares of common stock in his, her, or its own name) may participate directly in the Plan. A "beneficial owner" of our common stock (which means a shareholder who beneficially owns shares of common stock that are registered in a name other than his, her, or its own name, for example, in the name of a broker, bank, or other nominee) may participate in the Plan only if his, her, or its broker, bank, or other nominee elects to participate in the Plan. If the broker, bank, or other nominee elects to participate in the Plan, the beneficial owner can participate indirectly by coordinating with his or her broker, bank, or other nominee to participate in the Plan on his, her, or its behalf. If a beneficial owner's broker, bank, or other nominee does not elect to participate in the Plan, the beneficial owner can participate only if he, she, or it has his, her, or its shares transferred (a) to a broker, bank, or other nominee that does participate in the Plan, or (b) into his, her, or its own name, thereby becoming a record owner.

6. HOW DO YOU PARTICIPATE?

   Record owners may join the Plan by completing and signing an authorization form and returning it to the Agent. You may obtain an authorization form at any time by writing the Agent at the address set forth in Question 4.

   Beneficial owners who wish to join the Plan must instruct their bank, broker, or other nominee to arrange participation in the Plan on the beneficial owner's behalf. The bank, broker, or other nominee should then make arrangements with its securities depository and such securities depository will provide the Agent with the information necessary to allow the beneficial owner to participate in the Plan. Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the Plan be reclassified or reregistered by the bank, broker, or other nominee in the beneficial owner's own name as record owner to participate directly in the Plan.

Any participant who returns a properly executed authorization form to the Agent without specifying the number of shares to be included in the Plan will be enrolled as having selected the full dividend reinvestment option described below.

7. WHEN CAN YOU JOIN THE PLAN?

   You may join the Plan at any time. If the Agent receives your authorization form on or before the record date for the next dividend, the Agent will invest your dividend in additional shares of common stock. If the Agent receives your authorization form after the record date for a dividend, the dividend reinvestment will not commence until payment of the next dividend. For example, to initially invest a quarterly dividend payable at the next dividend payment date, the Agent must receive your authorization form on or before the record date for that dividend. If the Agent receives your authorization form after the record date, we will pay you the dividend in cash and you will commence participation in the Plan with the next dividend.

As and when our Board of Directors declares dividends, the dividend record dates normally will be the last day of March, June, September, and December in each year, beginning March 31, 2006. Dividend payment dates normally will be the tenth day of January, April, July, and October in each year (or the next business day if the tenth of the month falls on a weekend or holiday), beginning April 10, 2006.

8. WHAT DOES THE AUTHORIZATION FORM PROVIDE?

   By checking the appropriate box on the authorization form, you can direct us to pay the cash dividends on all or a portion of your shares of common stock to the Agent and direct the Agent to reinvest those cash dividends, after withholding any required income taxes (see Question 15), in additional shares of common stock.

9. CAN YOU CHANGE OPTIONS UNDER THE PLAN?

   You may change options under the Plan at any time by completing and signing a new authorization form and returning it to the Agent. The answer to Question 4 tells you how to obtain an authorization form from the Agent. The Agent must receive an authorization form for a change concerning the reinvestment of dividends on or before the record date for a dividend (see Question 7) in order for the change to become effective with the payment of that dividend.

10. HOW DOES SHARE SAFEKEEPING THROUGH DIRECT REGISTRATION SERVICES WORK?

At any time, you may use the Plan's direct registration services or "DRS," program to deposit any common stock certificates in your possession with the Agent for safekeeping. To the extent that you elect to have dividends reinvested on some or all of the shares deposited under the DRS program, dividends on those shares will be reinvested until you sell or transfer those shares (see Questions 22 and 23), instruct the Agent to stop reinvestment of dividends on those shares (see Question 9), or terminate your participation in the Plan (see Question 25). There is no fee charged in connection with the deposit of certificates in your account under the DRS program (see Question 12).

   By using direct registration services, you no longer bear the risk associated with loss, theft or destruction of your common stock share certificates. In addition, you can sell or transfer shares deposited with the Agent under the Plan (see Questions 22 and 23).

   If you wish to deposit your common stock share certificates with the Agent, you must forward those certificates to the Agent, along with a properly completed Direct Registration Transaction Request Form or other written instructions to deposit the shares under the DRS program. The Agent recommends that you use an overnight delivery service. You should not endorse the certificates. A medallion signature guaranty will not be required unless you are depositing your shares to an account with a different name than the name that appears on the share certificates. You can obtain a Direct Registration Transaction Request Form from the Agent (see Question 4).

PARTICIPANTS WHO DEPOSIT COMMON STOCK SHARE CERTIFICATES WITH THE AGENT FOR SAFEKEEPING ARE RESPONSIBLE FOR MAINTAINING RECORDS REFLECTING THE PURCHASE PRICE AND COST BASIS FOR SUCH SHARES. NEITHER OUR COMPANY NOR THE AGENT IS RESPONSIBLE FOR DETERMINING SUCH AMOUNTS.

11. CAN YOU HAVE CASH DIVIDENDS ELECTRONICALLY DEPOSITED?

   If you choose partial dividend reinvestment or decide not to have any of your cash dividends reinvested, you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. We call this "Electronic Direct Deposit." To have your cash dividends deposited electronically, you must complete and return an Authorization for Electronic Direct Deposit. You can find this form on your dividend check stub. You also may obtain the form from the Agent (see Question 4). Please allow five business days from the date of receipt of the completed form for the direct deposit arrangement to be established. You also may change the bank account you designate for Electronic Direct Deposit or discontinue this feature by notifying the Agent in writing.

COSTS ASSOCIATED WITH THE PLAN

12.

DO YOU INCUR ANY EXPENSES IF YOU PARTICIPATE IN THE PLAN?

The following fees will be paid in connection with the Plan:

Dividend Reinvestment:        We will pay the fees associated with the

                              reinvestment of dividends and the annual

                              maintenance of your account. As a result, you will

                              not pay any fees on common stock purchases made

                              with reinvested dividends or for the annual

                              maintenance of your account.

Direct Registration Services: There is no charge to you for depositing one or more certificates with the Agent for safekeeping

                              under the DRS program.

Sales:                        You will pay a sales charge of $10.00 plus a

                              transaction fee of $0.10 per share each time you

                              sell shares of common stock held in the Plan,

                              including shares held under the DRS program. The

                              Agent will deduct these fees from the proceeds of

                              each sale.

Transfers:                    There is no charge to you if you transfer shares

                              held in the Plan to another person.

Certificate Issuance:         There is no charge to you for the issuance of

                              common stock share certificates in your name.

Copies of Account Statements: There is no charge to you for copies of your account statements for the current year. You will

                              be charged $10.00 per year for copies of your

                              account statements for earlier years.

   We reserve the right to establish new service charges or to change service charges in connection with the Plan. We will notify you if any such changes take effect.

PURCHASES UNDER THE PLAN

13.

WHAT IS THE SOURCE OF THE SHARES PURCHASED UNDER THE PLAN?

   Upon instruction, the Agent will purchase shares for the Plan from our authorized but unissued shares or in privately negotiated transactions. We will elect whether to issue authorized but previously unissued shares or to purchase shares in privately negotiated transactions based on our current and expected capital needs, our equity position, the market price of our common stock, general market conditions, and other relevant factors. If we instruct the Agent to make privately negotiated purchases, you will not have authority to direct the time or price at which shares may be purchased or the selection of the broker or dealer through or from whom purchases may be made. We currently expect that Plan purchases generally will come from our authorized but unissued shares.

14. HOW MANY SHARES OF COMMON STOCK WILL YOU PURCHASE?

   The Agent will reinvest dividends paid on all or only a portion of the shares of common stock registered in your name, in accordance with your directions given on the authorization form, as well as dividends on shares of common stock credited to your account under the Plan. The Agent will apply such dividends to the purchase of shares for your account. The number of shares you purchase under the Plan will depend on the amount of your dividend paid (after deducting any required income tax withholding) on the shares that you designate to participate in the Plan and the price of the shares of common stock the Agent purchases with that dividend (see Question 16). Your account will be credited with that number of shares, including partial shares, equal to the sum of the total amount of your reinvested dividend, divided by the purchase price of the common stock.

15. WHAT HAPPENS IF YOUR DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDING?

   If your dividends are subject to United States income tax withholding (for example, back-up withholding and withholding on nonresident aliens), the Agent will deduct the required taxes and will apply the net amount of your dividends to the purchase of shares of common stock under the Plan.

16. WHAT WILL BE THE PURCHASE PRICE FOR THE SHARES OF COMMON STOCK PURCHASED BY

   THE AGENT UNDER THE PLAN?

   The Agent will purchase shares from us, to the extent that we make shares available to the Agent. The price of shares purchased from us will be the average of the high and low sale prices of the common stock on the American Stock Exchange on the record date for that dividend or, if no trading in the common stock occurs on such date, on the next preceding date on which trading occurred.

   The Agent will purchase any other shares required for the Plan in privately negotiated transactions. The price of shares purchased in privately negotiated transactions will be the weighted average purchase price per share (including all brokerage commissions and other fees) of all shares so purchased with respect to a particular dividend.

17. WHEN WILL THE AGENT PURCHASE SHARES?

   The Agent will purchase shares acquired from us as of the close of business on the investment date (see Question 18). The Agent will purchase shares acquired in privately negotiated transactions promptly on or after the investment date, but in no event later than five business days after the investment date. Privately negotiated purchases will be subject to whatever terms and conditions, including price and delivery, to which the Agent agrees. Dividend and voting rights will begin on the settlement date, which normally takes place three business days following the purchase of the shares from us or any other source. For the purpose of making purchases, the Agent will be entitled to commingle your funds with those of all other participants.

18. WHEN IS THE INVESTMENT DATE?

   The investment date will be the date on which we pay a cash dividend on our common stock. As and when our board of directors declares cash dividends, the dividend payment dates normally will occur on the tenth day of January, April, July, and October in each year (or the next business day if the tenth of the month falls on a weekend or holiday), beginning April 10, 2006.

REPORTS TO PARTICIPANTS

19. WHAT KIND OF REPORTS WILL YOU RECEIVE?

   You can view your account information online at www.computershare.com. If you elect to have cash dividends reinvested under the Plan, you will receive a statement of your Plan account from the Agent or from your broker, bank, or other nominee acting on your behalf. The statement will show all amounts invested in your account under the Plan, the number of shares purchased and their purchase price, and a summary of your total holdings under the Plan. If you transfer shares into or out of the Plan under the DRS program but do not authorize reinvestment of dividends on those shares, you will receive a statement of that activity following each transaction. You will receive a statement indicating the number of shares held for safekeeping under the DRS program at least once each year, even if you did not have any activity with respect to those shares during the year.

   In addition, you will receive from us or the Agent or from your broker, bank, or other nominee acting on your behalf copies of the same communications sent to every other holder of common stock, including our Annual Report to Shareholders, Notice of Annual Meeting and Proxy Statement, and IRS information reporting dividends paid (Form 1099-DIV) or sales (Form 1099-B).

YOU SHOULD RETAIN YOUR STATEMENTS FOR INCOME TAX PURPOSES SINCE YOUR STATEMENTS PROVIDE INFORMATION REGARDING THE COST BASIS OF THE SHARES YOU PURCHASE THROUGH THE PLAN. YOU WILL NEED THIS INFORMATION FOR INCOME TAX PURPOSES WHEN YOU SELL OR TRANSFER THE SHARES (SEE QUESTION 30). YOU WILL BE CHARGED A FEE FOR COPIES OF PRIOR YEAR STATEMENTS THAT YOU REQUEST (SEE QUESTION 12).

FRACTIONAL SHARES

20. WILL YOU BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES UNDER THE PLAN?

   You will be credited with the amount of dividends attributable to fractional shares in your account. Those dividends will be reinvested in additional shares of common stock.

CERTIFICATES FOR SHARES

21. WILL THE AGENT ISSUE CERTIFICATES FOR SHARES OF COMMON STOCK YOU HOLD IN

   THE PLAN?

   You will not receive certificates for shares of common stock the Agent purchases for you under the Plan unless you request the Agent to issue you a certificate, as described in the next paragraph. Your statement of account will show the number of shares credited to your account under the Plan. This convenience protects against loss, theft, or destruction of your stock certificates.

   If you make a written request that a share certificate be issued from shares held under the Plan, the Agent will issue to you a certificate for any number of whole shares credited to your account. If you request the Agent to issue you a certificate for shares held for reinvestment under the Plan, your participation in the Plan will not terminate and cash dividends on shares for which you have authorized reinvestment will continue to be reinvested automatically under the Plan unless you deliver a new authorization form to the Agent to change your participation in the Plan. Any shares (including any fractional share) not issued as a share certificate will continue to be credited to your account and cash dividends on shares for which you have authorized reinvestment will continue to be reinvested in common stock. The Agent will not issue certificates for fractional shares held under the Plan under any circumstances.

   You will assume the risk that the price of our common stock may decline between the time that you request the Agent to issue a share certificate and the time that you receive the certificate. Neither our company nor the Agent will be liable for any claim arising out of a failure to issue a certificate on a certain date.

   You may not pledge shares credited to your account under the Plan as collateral. If you want to pledge your shares, you must terminate participation in the Plan with respect to those shares (see Question 25) and either (a) request that a certificate for the shares be issued to you in your name, or (b) transfer the shares to a third party in connection with the pledge (see Question 23).

22. HOW DO YOU SELL SHARES HELD IN THE PLAN?

   You can sell all or part of your shares of common stock held in your account under the Plan in either of two ways, as follows:

   If your account is in the name of more than one person, each individual whose name is on the account must sign the request to sell shares. The Agent generally will forward to you (and any co-owner) a check for the proceeds of the sale, less any commissions and fees associated with the sale (see Question 12), within five business days after the settlement date of the sale transaction.

   All sale instructions will be final. Once the Agent has received your sale instructions, you cannot stop or cancel the sale. If the Agent receives instructions for the sale of ALL of your Plan shares for which you have authorized reinvestment of dividends after a record date but before the related dividend payment date, the Agent will sell the shares in your Plan account as soon as practicable and, in its discretion, either (a) distribute the dividend to you in cash or (b) reinvest the dividend in additional shares of common stock and then sell those shares as soon as practicable after the dividend payment date, but in no event later than five business days after the dividend payment date.

   If the Agent receives instructions to sell FEWER THAN ALL of your Plan shares for which you have authorized reinvestment of dividends after a record date but before the related dividend payment date, the Agent will process the sale within five business days of receipt of your instructions. On the dividend payment date, the Agent will reinvest the dividend paid on the shares that have been sold, as well as the dividend paid on the unsold shares remaining in your Plan account for which you have authorized dividend reinvestment, and will credit the shares purchased to your Plan account.

   The Agent generally will aggregate sale requests from you and the other Plan participants and will sell shares only in "round lots." In that case, you will receive proceeds from the sale of your shares based on the weighted average sales price of all shares sold, less any commissions and fees associated with the sale, as described in Question 12. The Agent may refrain from making sales at any time that the Agent, in its discretion, believes that such sales could disrupt the market for our common stock. As a result, there may be delays between the date on which you send the Agent your request to sell your common stock and the date on which the sale takes place. When you request the Agent to sell your shares, you will have no ability to set the price at which your shares will be sold. The price of our common stock may decline during the period between the Agent's receipt of your request and the date of the sale. Neither we nor the Agent will be liable for any claim arising out of a failure to sell stock on a certain date or at a specific price. This is a risk that is borne solely by the participant, and you should evaluate this risk accordingly. PARTICIPANTS ARE RESPONSIBLE FOR DETERMINING THE TAX COST BASIS FOR SHARES SOLD UNDER THE PLAN. NEITHER WE NOR THE AGENT ASSUME ANY RESPONSIBILITY FOR SUCH DETERMINATIONS.

23. HOW DO YOU TRANSFER SHARES HELD IN THE PLAN?

   If you wish to transfer the ownership of all or part of the shares held under the Plan, including shares held under the DRS program, to another person, whether by gift, private sale or otherwise, you may effect such a transfer by mailing to the Agent (1) a written request for transfer indicating the name(s) and address(es) of the transferee(s), (2) a properly completed and executed stock assignment (stock power), with medallion signature guarantee, and (3) a Form W-9 containing the tax identification number of the transferee(s). Your signature on the assignment and the signatures of any co-owners of the shares must correspond precisely with the names on the account. There is no fee charged for such transfers. Unless the transferees already participate in the Plan, the Agent will issue a stock certificate for the shares transferred to the transferees and mail information pertaining to the Plan to the transferees. If the transferees already participate in the Plan, the transferred shares will be credited to the transferees' respective accounts under the Plan.

   You must transfer a whole number of shares, unless the transfer is to another participant in the Plan, in which case you may transfer any number of shares, including fractional shares. If you have elected to have dividends reinvested under the Plan and you transfer all of the whole shares in your Plan account, any remaining fractional share will remain in your account and dividends on the fractional share will be invested in common stock unless you instruct the Agent to sell the fractional share or otherwise indicate that you wish to terminate participation in the Plan. If you instruct the Agent to sell the fractional share, the Agent will sell the fractional share and mail the proceeds from the sale (less any commissions and fees associated with the sale) directly to you (see Question 26).

   If the Agent receives instructions to transfer ALL of your Plan shares for which you have authorized reinvestment of dividends after a record date but before the related dividend payment date, the Agent will (1) process the transfer of the shares in your account as promptly as practicable, and (2) reinvest the dividends on those shares on the dividend payment date and promptly transfer the shares purchased with the dividends.

   If the Agent receives instructions to transfer FEWER THAN ALL of your Plan shares for which you have authorized reinvestment of dividends after a record date but before the related dividend payment date, the Agent will process the transfer as soon as practicable. On the dividend payment date, the Agent will reinvest the dividend paid on the shares that have been transferred, as well as the dividend paid on the shares remaining in your account, and will credit all of the purchased shares to your Plan account.

24. WHAT HAPPENS WHEN YOU SELL OR TRANSFER A PORTION OF YOUR SHARES IN THE PLAN?

    If you are reinvesting the cash dividends on all of the shares registered in your name under the Plan and you dispose of a portion of those shares, the Agent will continue to reinvest the dividends on the remaining shares. If you are reinvesting the cash dividends on a portion of the shares of common stock registered in your name and you dispose of a portion of those shares, the Agent will continue to reinvest the dividends on the remaining shares up to the number of shares you originally authorized to be subject to reinvestment.

    For example, if you authorized the Agent to reinvest the cash dividends on 50 shares of a total of 100 shares registered in your name, and then you dispose of 25 shares, the Agent will continue to reinvest the cash dividends on 50 of the remaining 75 shares. If, instead, you dispose of 75 shares, the Agent will continue to reinvest the cash dividends on the remaining 25 shares. Under the immediately preceding example, if you subsequently acquire 50 shares of common stock, the Agent will automatically reinvest dividends on 25 shares so that you will have dividends reinvested on a total of 50 shares, as you originally authorized for dividend reinvestment, unless you change your authorization.

   The Agent will continue to reinvest dividends on shares credited to your account under the Plan until you sell or transfer the shares, change your authorization, or withdraw the shares from the Plan.

TERMINATION OF YOUR PARTICIPATION IN THE PLAN

25. HOW DO YOU TERMINATE YOUR PARTICIPATION IN THE PLAN?

   You may terminate your participation in the Plan at any time by notifying the Agent, in writing, that you wish to terminate. After termination, dividends will be paid to you in cash unless and until you rejoin the Plan, which you may do at any time pursuant to the provisions of the Plan. All account owners must sign the termination request. Based upon the instructions you give to the Agent, the Agent will either:

     A.   issue to you a certificate for whole shares credited to your account under the Plan and mail the certificate to you, along with a check for the proceeds from the sale of any fractional share remaining in your account, less any commissions and fees associated with the sale (see

          Question 26); or

     B.   sell the number of shares you specify to be sold, plus any fractional share remaining in your account, and mail to you a certificate for the number of whole shares remaining in your account, along with a check for the proceeds from the sale, less any commissions and fees associated with the sale (see Question 26); or

     C.   sell all of the shares, both whole shares and fractional shares,

          credited to your account in the Plan (see Question 22) and mail you a check for the proceeds from the sale, less any commissions and fees associated with the sale (see Question 12).

26. WHAT HAPPENS TO A FRACTIONAL SHARE WHEN YOU TERMINATE YOUR PARTICIPATION IN

   THE PLAN OR WE TERMINATE THE PLAN?

If you terminate participation in the Plan or we terminate the Plan, the Agent will mail to you a cash payment representing the proceeds from the sale of any fractional share, less any commissions and fees associated with the sale (see Question 12). This cash payment will be based on the then-current market price of a share of common stock.

27. WHEN DOES YOUR NOTICE OF TERMINATION BECOME EFFECTIVE?

   A notice of termination normally is effective when the Agent receives it. However, if you have authorized dividend reinvestment and the Agent receives the notice near a record date or after a record date and before the related dividend payment date, the Agent, in its discretion, may either (a) distribute the dividends to you in cash or (b) reinvest the dividends in additional shares of common stock. If the Agent reinvests the dividend in additional shares of common stock on your behalf, the Agent will process the termination as soon as practicable, but in no event later than five business days after the investment is completed. After termination of your participation in the Plan, (1) the Agent will deliver a share certificate to you (see Question 25) and (2) we will pay dividends in cash directly to you unless you elect to re-enroll in the Plan, which you may do at any time (see Question 29).

28. CAN WE TERMINATE YOUR PARTICIPATION IN THE PLAN?

   Because of the costs involved in administering the Plan, we reserve the right to terminate your participation in the Plan, without advance notice to you, if your account balance is less than one whole share of common stock. If we terminate your participation under these circumstances, we will instruct the Agent to sell your fractional share and deliver the proceeds to you, less any commissions and fees associated with the sale, as described in Question 26. We also reserve the right to terminate the Plan. See Question 39.

29. MAY A SHAREHOLDER REJOIN THE PLAN?

   Generally, an eligible shareholder may rejoin the Plan and become a participant at any time. In order to minimize administrative expenses and to encourage use of the Plan as a long-term investment service, however, we reserve the right to reject an authorization form submitted by a previous participant on grounds of excessive joining and termination.

FEDERAL INCOME TAX CONSEQUENCES

   The following discussion summarizes certain United States federal income tax consequences, under current law, that may result from your participation in the Plan. It assumes that, as we currently anticipate, all dividend distributions by our company will be from "earnings and profits" and therefore will constitute dividends (rather than a return of capital) for federal income tax purposes. This discussion does not address all potentially relevant federal income tax matters, including consequences peculiar to persons subject to special provisions of federal income tax law. It is based on various rulings of the Internal Revenue Service regarding several types of dividend reinvestment plans, but no ruling has been issued or requested regarding the Plan.

   The following discussion is based upon United States federal income tax law and interpretations in effect as of the date of this prospectus.

We do not assume any obligation to update this discussion following the date of this prospectus, even if significant changes to the tax laws are enacted.

   The following discussion is for general information only. We urge you to consult your own tax advisors to determine the particular federal, as well as foreign, state and local, tax consequences that may result from your participation in the Plan and the disposition of any shares of common stock purchased pursuant to the Plan. PARTICIPANTS ARE RESPONSIBLE FOR DETERMINING THE TAX CONSEQUENCES RELATED TO ANY SHARES PURCHASED, SOLD, DEPOSITED, OR WITHDRAWN UNDER THE PLAN. YOU SHOULD RETAIN AND REFER TO THE PERIODIC STATEMENTS AND REPORTS SENT TO YOU BY THE AGENT REGARDING YOUR PLAN TRANSACTIONS TO ASSIST YOU IN MAKING SUCH DETERMINATIONS.

30. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

   (A) REINVESTED DIVIDENDS. For Federal income tax purposes, you must include as taxable income the amount of the cash dividend (before deduction of any required back-up withholding and fees) that you would have received if you had not reinvested the dividend in common stock.

     *    For example, if dividends of $100 are reinvested under the Plan to acquire shares of common stock with a fair market value of $100, the amount of the taxable dividend will be $100.

   In addition, when shares are acquired for you under the Plan through privately negotiated purchases, you will be treated as having received a dividend in the amount of your allocable portion of any brokerage commissions or other acquisition fees paid by our company.

     *    For example, if $100 of your dividends are reinvested to purchase shares of common stock with a fair market value of $100 in privately negotiated purchases under the Plan, and if your portion of acquisition fees paid by us is $1, the total amount of the taxable dividend you will be treated as receiving will be $101. (The $1 figure is for purposes of illustration only; it is not a representation or estimate of the amount or percentage of brokerage commissions and other acquisition fees that we may pay for such purchases.)

   The information return (Form 1099-DIV) we send to you and the Internal Revenue Service at year-end will report the total amount of the dividends paid and deemed to have been paid to you during the year.

   (B) TAX BASIS. The tax basis per share for shares of common stock you acquire pursuant to the Plan will be equal to the purchase price per share paid by the Agent as described in Question 16, and, if the shares are acquired through a privately negotiated purchase, the amount of any brokerage commissions and other acquisition fees allocable to the shares.

   (C) HOLDING PERIOD. Your holding period for shares of common stock acquired pursuant to the Plan will begin on the day following the purchase of the shares. A whole share consisting of fractional shares purchased on different dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date when the fractional share was acquired.

   (D) RECEIPT OF STOCK CERTIFICATES. You will not recognize any taxable income when you request and receive certificates for whole shares credited to your account.

   (E) RECOGNITION OF GAIN OR LOSS. You will recognize gain or loss when you sell or transfer shares in a taxable transaction and, in the case of a fractional share, when you receive a cash payment for a fractional share credited to your account upon termination of your participation in the Plan. The amount of the gain or loss will be the difference between the amount you receive, after any commissions or fees, for the whole shares or fractional share and the tax basis of the whole shares or fractional share. Gain or loss recognized on a sale of shares (including a fractional share) from your Plan account generally will be capital gain or loss if you hold your shares in the Plan as capital assets, and will be long-term gain or loss if the holding period exceeds one year when the sale occurs.

   (F) FOREIGN PARTICIPANTS. In the case of foreign participants who elect to have their cash dividends reinvested under the Plan and whose dividends are subject to United States income tax withholding, an amount equal to the cash dividends payable to such participants, less the amount of tax required to be withheld, will be applied to the purchase of shares of common stock through the Plan. Foreign shareholder participants are urged to consult their legal advisers with respect to any local exchange control, tax or other law or regulation which may affect their participation in the Plan. Neither we nor the Agent assume any responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

   (G) WITHHOLDING AND INFORMATION REPORTING. In general, we are required to report to the Internal Revenue Service all actual and constructive dividend distributions to a shareholder. Additionally, dividends are subject to United States federal backup withholding at applicable rates, unless the shareholder provides its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding, and meets certain other conditions. Any amounts withheld from payments to a shareholder under the backup withholding rules will be allowed as a refund or credit against the shareholder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service. See also Question 31, below.

31. WHAT PROVISION IS MADE FOR THOSE SHAREHOLDERS WHOSE DIVIDENDS ARE SUBJECT TO INCOME TAX WITHHOLDINGS?

   Dividends received by foreign corporations and nonresident aliens generally are subject to United States withholding tax. The Agent will deduct the amount of tax to be withheld at applicable rates (currently 30% of the dividend amount, unless the participant establishes that some lower percentage or no withholding is applicable by reason of treaty or other exemption for a foreign corporation or nonresident alien). If withholding is not required to be imposed as provided in the prior sentence, no withholding will apply on dividends received by a foreign corporation or non-resident alien unless the dividend payment is subject to backup withholding at applicable rates. See Question 30(G), above. Dividends received by domestic corporations and U.S. citizens and residents are not subject to U.S. withholding tax unless the dividends are subject to backup withholding. In any case in which federal income taxes are required to be withheld, the Agent will reinvest in our common stock an amount equal to the dividends less the amount of tax withheld.

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. THE PRECEDING SUMMARY MAY BE RENDERED INACCURATE BY ANY FUTURE AMENDMENT TO THE FEDERAL INCOME TAX LAWS OR ANY FUTURE INTERPRETATIONS OF SUCH LAWS BY APPROPRIATE AUTHORITIES. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, THE SALE OR TRANSFER OF SHARES PURCHASED UNDER THE PLAN, AND ANY PROPOSED OR ACTUAL CHANGES IN APPLICABLE LAW OR INTERPRETATIONS OF APPLICABLE LAW.

OTHER INFORMATION REGARDING THE PLAN

32. WHAT IF I OWN SHARES THROUGH AN ACCOUNT IN THE ILX RESORTS INCORPORATED EMPLOYEE STOCK OWNERSHIP PLAN?

   The Trustees of our Employee Stock Ownership Plan, or "ESOP," will determine whether or not the ESOP will participate in the Plan. Individual ESOP participants will not have the right to decide whether or not dividends paid on shares credited to their ESOP account will be reinvested in additional shares of common stock. The Trustees of the ESOP have advised us that, as of the date of this prospectus, the ESOP will participate in the Plan and all dividends paid on shares held by the ESOP will be reinvested in additional shares of common stock.

33. DOES PARTICIPATION IN THE PLAN INVOLVE ANY RISK?

   You should recognize that by purchasing or selling through the Plan, you lose any advantage otherwise available from being able to select the timing of your purchases or sales. Neither we nor the Agent can assure you of a profit or protect you against a loss on the shares you purchase or sell under the Plan or otherwise. For more information on risk factors relating to our company, our business, participation in the Plan, and ownership of our common stock, see "Risk Factors" beginning on page 7.

34. WHAT HAPPENS IF WE ISSUE A STOCK DIVIDEND, DECLARE A STOCK SPLIT OR HAVE A RIGHTS OFFERING?

   If you participate in the Plan, any shares distributed by us as a stock dividend on shares credited to your account or as a result of a stock split with respect to your shares will be credited to your account and held by the Agent in book entry form. If you hold certificates for shares for which you have elected to have dividends reinvested under the Plan, stock dividends distributed on those shares, as well as shares distributed as a result of a stock split with respect to your shares, will be deposited to your Plan account and held by the Agent in book entry form. In the event of a rights offering, your entitlement will be based upon your total holdings, including shares credited to your account under the Plan.

35. HOW WILL YOUR SHARES BE VOTED AT STOCKHOLDER MEETINGS?

   We or your broker, bank, or other nominee acting on your behalf will send you a proxy to vote all of your shares held in the Plan. The shares will be voted in the manner you direct in your proxy. If you do not return a proxy or vote in person at the meeting, your shares will not be voted.

36. WHAT HAPPENS TO THE ACCOUNT IF A PARTICIPANT DIES?

   Upon receipt by the Agent of proper notice of the death or incompetency of a participant, together with any other forms by the Agent may require, the participant's account will be terminated and shares will be delivered to the appropriate person in the same manner as with a participant who terminates his, her, or its participation in the Plan. See Questions 25 through 27.

37. MAY PARTICIPANTS SELL, PLEDGE OR OTHERWISE ASSIGN THEIR ACCOUNTS?

   Except as described in Questions 22 and 23, you may not sell, pledge, assign, or transfer your Plan account and the shares credited to your account under the Plan. Any attempted pledge or assignment shall be void. If you wish to sell, pledge, or otherwise assign or transfer any shares held under the Plan, you must either request the Agent to issue certificates for such shares in your name (see Question 21) or instruct the Agent to sell those shares on your behalf (see Question 22).

38. WHAT ARE THE RESPONSIBILITIES OF OUR COMPANY AND THE AGENT UNDER THE PLAN?

   The Agent, Computershare Trust Company, Inc., has no responsibility for the preparation and content of this prospectus or of the registration statement of which this prospectus is a part. Neither we nor the Agent will be liable for any act we do or the Agent does in good faith, or for any good faith failure to act, including, without limitation, any claims of liability arising out of failure to terminate your account upon your death before the Agent receives notice in writing of your death; the prices at which, or terms upon which, shares are purchased or sold for your account; the times when purchases or sales are made; or fluctuations in the market value of our common stock before, at, or after any such purchases or sales can be made. Neither we, the Agent, nor any of our or the Agent's respective agents shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted in connection with the Plan, nor shall we or they have any duties, responsibilities or liabilities except as expressly set forth in this prospectus.

   The payment of dividends is at the discretion of our Board of Directors and will depend upon a variety of factors, including our future earnings and financial condition. Our Board of Directors may change the amount and timing of dividends at any time and without notice.

   Our Board of Directors, acting in good faith, will interpret and regulate the Plan as deemed desirable or necessary in connection with the Plan's operation, and will adopt such regulations as it deems necessary or appropriate to facilitate the administration of the Plan. Our Board of Directors may adopt rules and regulations with respect to the Plan without notice to the participants in the Plan and such rules and regulations will be binding upon each participant. The Board of Directors, in its discretion, may delegate all or part of its authority to interpret and regulate the Plan and to adopt rules and regulations to facilitate the administration of the Plan to one or more officers of our company as the Board of Directors may authorize from time to time.

   We have no obligation to offer, issue or sell common stock to participants under the Plan if, at the time of the offer, issuance or sale, any registration statement related to common stock offered, issued or sold under the Plan is for any reason not effective or such action would not be in compliance with applicable laws, rules and regulations. In addition, we may elect not to offer or sell common stock under the Plan to individuals residing in any jurisdiction or foreign country where, in our judgment, the burden or expense of compliance with applicable blue sky or securities laws or other laws makes such offer or sale impracticable or inadvisable. In any of these circumstances, dividends, if and when declared, will be paid in cash in the usual manner to the shareholders.

   NEITHER WE NOR THE AGENT CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES PURCHASED OR HELD FOR YOUR ACCOUNT UNDER THE PLAN.

39. CAN WE CHANGE OR DISCONTINUE THE PLAN?

   Our Board of Directors may, at any time or from time to time, and without any action on the part of our shareholders, amend, suspend, modify or terminate the Plan or terminate any participant's participation in the Plan, provided that any such action shall not have any retroactive effect that would prejudice the interests of a participant. We will provide notice to participants of any material amendment, modification, suspension or termination of the Plan. Upon termination of the Plan, the Agent will issue a certificate to you for the whole shares credited to your account under the Plan and will forward to you a cash payment for any fractional share credited to your account, less applicable commission and fees.

40. WHAT IS A "BUSINESS DAY"?

   For purposes of the Plan, a "business day" is any day except Saturday, Sunday, a Federal Reserve Bank holiday, or a New York Stock Exchange holiday.

41. WHAT INFORMATION IS AVAILABLE ABOUT THE PLAN THROUGH THE INTERNET?

   You can obtain a variety of information about the Plan from the Agent at www.computershare.com. We may from time to time post information about the Plan on the Investor Relations section of our web site at www.ilxresorts.com.

42. HOW MAY SHAREHOLDERS OBTAIN ANSWERS TO OTHER QUESTIONS REGARDING THE PLAN?

   You should address any questions about the Plan to the Agent at the address set forth under Question 4.

USE OF PROCEEDS

   We do not know either the number of shares that ultimately will be purchased from our company under the Plan or the prices at which those shares will be purchased. When we sell shares under the Plan, we will use the proceeds of such sales for general corporate purposes.

PLAN OF DISTRIBUTION

The shares are being offered pursuant to our Amended and Restated Dividend Reinvestment and Stock Purchase Plan, which is described in this   prospectus.   The Plan Administrator will purchase the shares being offered directly from us.  We generally pay all fees and expenses incurred in connection with the Plan, including annual administrative fees. A participant, however, is responsible for a sales charge in the amount of $10.00 plus a transaction fee of $0.10 per share each time a participant sells shares of common stock held under the Plan.  There is no charge to participants for current year accounting statements, but there is a $10.00 charge for copies of statements from earlier years.

VALIDITY OF THE COMMON STOCK

   The validity of the shares to be purchased from our company under the Plan has been passed upon by Osborn Maledon, P.A., Phoenix, Arizona.

                                     EXPERTS

   The consolidated financial statements of the company as of December 31, 2003 and December 31, 2004 and for each of the three years in the period ended December 31, 2004, as incorporated by reference in this prospectus and in the registration statement have been audited by Hansen, Barnett, and Maxwell, an independent, registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

   Article 13 of our Articles of Incorporation, as amended, under certain circumstances provides for the indemnification of our officers and directors against liabilities they may incur in such capacities. In addition, Article X of our Amended and Restated Bylaws requires us to indemnify our officers, directors, employees, and agents against all expenses incurred by them in connection with any legal action, including shareholder derivative suits, based on any action or omission alleged to have been committed while acting within the scope of such relationship to our company. Any such claim for indemnification is subject to the good faith determination by the Board of Directors that the person seeking indemnification did not act, fail to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. Upon making such determination, indemnification is mandatory unless the person seeking indemnification unreasonably refuses to permit our company, at its own expense and through counsel of its choosing, to defend him or her in the subject action.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission, or "SEC." This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC. To see more detail, you should read the exhibits, including the full text of the Plan, as filed with our registration statement. You may inspect and copy the registration statement of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of the documents from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-732-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains the registration statement of which this prospectus forms a part, as well as the reports, proxy statements, and other information that we file electronically.

In addition, you can inspect reports, proxy statements, and other information concerning our company at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. Our common stock is listed on the American Stock Exchange. Our annual reports and other information regarding our company also can be found on our website at www.ilxresorts.com.

   This prospectus summarizes the Plan. You should read this prospectus together with the additional information that is incorporated by reference as described below.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows this prospectus to "incorporate by reference" certain other information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered:

     *    Annual Report on Form 10-K for the year ended December 31, 2004.

     *    Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005,

          June 30, 2005, and September 30, 2005.

*

Current Reports filed with the Commission on April 15, April 19, April 28, June 2, June 29, July 5, July 12, July 29, October 4, October 24, and October 27, 2005.

     *    the description of our Common Stock contained in our Registration Statement on Form S-3, filed with the Commission on November 10, 2004, Registration Number 333-120378.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with this prospectus. Requests should be addressed to: ILX Resorts Incorporated, 2111 East Highland Avenue, Suite 200, Phoenix, Arizona 85016, Attention: Investor Relations (telephone number: (602) 957-2777).

=======================================  =======================================

                                                        [ILX LOGO]

                                                 ILX RESORTS INCORPORATED

WE HAVE NOT AUTHORIZED ANY DEALER,              AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN

SALESPERSON OR OTHER PERSON TO GIVE ANY

INFORMATION OR REPRESENT ANYTHING THAT

IS NOT CONTAINED IN THIS PROSPECTUS.

YOU MUST NOT RELY ON ANY UNAUTHORIZED

INFORMATION. THIS PROSPECTUS DOES NOT                800,000 SHARES

OFFER TO SELL AND IS NOT A SOLICITATION               COMMON STOCK

OF AN OFFER TO BUY ANY SECURITIES IN

ANY JURISDICTION WHERE IT IS UNLAWFUL.

THE INFORMATION IN THIS PROSPECTUS IS              ------------------

CURRENT ONLY AS OF MARCH 30, 2006.

                                                        PROSPECTUS

                                                    ------------------

                                                   DATED MARCH 30, 2006

=======================================  =======================================

                               PART II TO FORM S-3

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses incurred by the Registrant in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee and the American Stock Exchange ("AMEX") filing fee.

          SEC Registration Fee...............................$   161.76

          AMEX Listing Fee...................................$10,000.00

          Accounting Fees and Expenses.......................$ 2,000.00

          Legal Fees and Expenses............................$ 5,000.00

          Printing, Engraving and Mailing Expenses...........$ 7,000.00

          Miscellaneous......................................$ 1,000.00

                                                             ----------

               Total.........................................$25,161.76

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

INDEMNIFICATION REQUIRED BY THE REGISTRANTS' ARTICLES OF INCORPORATION

Indemnification Required by the Registrants’ Articles of Incorporation

Article 13 of the Registrant's Articles of Incorporation, as amended (the "Articles of Incorporation") provides, under certain circumstances, for the indemnification of the Registrant's officers and directors against liabilities they may incur in such capacities.  In general, Article 13 requires the Registrant to indemnify, to the fullest extent permitted by Arizona law, each director and officer of the Registrant against any damage, judgment amount paid in settlement, fine, penalty, punitive damages, excise tax, or cost or expense (including attorneys' fees and disbursements) that were incurred in connection with a proceeding to which such director or officer was a party by reason of the fact that such officer or director was acting on behalf of the Registrant, unless indemnification is expressly prohibited by applicable law.  However, Article 13 prohibits the Registrant from indemnifying a director or officer for any liability incurred in a proceeding initiated (or participated in as an intervenor or amicus curiae) by the officer or director seeking indemnification unless such initiation or participation is authorized by the affirmative vote of a majority of the directors in office.

Article 13 requires the Registrant to advance funds to pay the expenses of any officer or director involved in a proceeding, provided that such expenses are incurred in good faith and the Registrant receives an undertaking that the individual will repay the funds if it is ultimately determined that he or she is not entitled to indemnification.  The indemnification rights granted to the Registrant's officers and directors are deemed to be a legally binding contract between the Registrant and each such officer and director. Any repeal, amendment or modification of Article 13 of the Articles of Incorporation shall be effective prospectively and shall not affect any prior rights or obligations concerning the indemnification of the Registrant's officers and directors.

Article 14 of the Articles of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty.  However, this provision does not eliminate or limit the liability of a director for breach of the director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Indemnification Required by the Registrant’s Bylaws

Article X of the Registrant's Amended and Restated Bylaws requires the Registrant to indemnify its officers, directors, employees, and agents against all expenses incurred by them in connection with any legal action, including shareholder derivative suits, based on any action or omission alleged to have been committed while acting within the scope of such relationship to the Registrant.  Any such claim for indemnification is subject to the good faith determination by the Board of Directors that the person seeking indemnification did not act, fail to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent.  Upon making such determination, indemnification is mandatory unless the person seeking indemnification unreasonably shall refuse to permit the Registrant, at its own expense and through counsel of its choosing, to defend him or her in the subject action.

Indemnification under Arizona Law

The Arizona Business Corporation Act was amended subsequent to the date on which the Registrant adopted its Articles of Incorporation and Amended and Restated Bylaws.  The following paragraphs summarize the indemnification provisions of the Business Corporation Act, as currently in effect.

Required Indemnification

The Business Corporation Act requires the Registrant to indemnify all "Outside Directors," as defined below, against "liability," as defined below, and requires the Registrant to pay expenses to Outside Directors in advance of a final disposition of the proceeding if (1) the director furnishes to the Registrant a written affirmation (an "Affirmation") of his or her good faith belief that (i) his or her conduct was in good faith, (ii) he or she reasonably believed that the conduct was in the best interests of the Registrant or at least not opposed to the Registrant's best interests, and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe the conduct was unlawful (the "Standard of Conduct"), and (2) the director provides the Registrant with a written undertaking (an "Undertaking") to repay the advance if it ultimately is determined that the director did not meet the Standard of Conduct.

However, the Business Corporation Act prohibits the Registrant from advancing expenses to an Outside Director if a court determines before payment that the director failed to meet the Standard of Conduct and a court does not otherwise authorize indemnification.

The Business Corporation Act also requires the Registrant to indemnify against reasonable "expenses," as defined below, any director (or officer who is not a director) who is the prevailing party in the defense of any proceeding to which the director (or officer) is a party because such person is or was a director (or officer) of the Registrant.

Optional Indemnification

The Business Corporation Act permits the Registrant to provide in its Articles of Incorporation for mandatory or permissive indemnification of a director against liability to any person for any action taken, or any failure to take any action, as a director, except liability for the amount of a financial benefit received by a director to which the director is not entitled, an intentional infliction of harm on the Registrant or its shareholders, an illegal dividend, distribution or redemption, or an intentional violation of criminal law.  However, the Business Corporation Act provides that the Registrant may not indemnify a director unless the Registrant is authorized in the specific case after a determination has been made by either (1) a majority of the members of the Board of Directors who are not at the time parties to the proceeding, (2) special legal counsel, or (3) the shareholders of the Registrant (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) that the director has met the Standard of Conduct (a "Determination").  The Business Corporation Act also prohibits the Registrant from indemnifying a director in connection with a proceeding by or in the right of the Registrant in which the director is adjudged liable to the Registrant, or in connection with a proceeding in which the director was adjudged liable on the basis that the director improperly received a personal benefit.  The Business Corporation Act also permits the Registrant to pay for or reimburse reasonable expenses to a director in advance of a final disposition of the proceeding, but only if the director furnishes to the Registrant an Affirmation (or the proceeding involves liability for monetary damages for breach of fiduciary duty which has been eliminated in the Registrant's Articles of Incorporation in accordance with Arizona law) and an Undertaking.

The Business Corporation Act also permits the Registrant to indemnify against liability and advance expenses to any officer who is not a director (or is a director but the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer) to the same extent as to a director, or, more broadly, if so provided in the Registrant's Articles of Incorporation or Bylaws, or by resolution of the Board or contract.  However, the Business Corporation Act prohibits the Registrant from indemnifying such officers against liability in connection with a proceeding by or in the right of the Registrant other than for reasonable expenses incurred in connection with the proceeding, or against liability arising out of conduct that constitutes receipt by the officer of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Registrant or its shareholders, or any intentional violation of criminal law.  The Business Corporation Act does not limit the Registrant's power to indemnify or advance expenses on behalf of an employee or agent.

Court Ordered Indemnification

The Business Corporation Act provides that, unless a Registrant's Articles of Incorporation provide otherwise, a director or officer of the Registrant may apply to a court for indemnification or advance of expenses, in which case the court may, subject to certain conditions, order the Registrant to indemnify such person for part or all of the person's liability and expenses.

Definitions

The Business Corporation Act defines "Outside Director" to mean a director who, when serving as a director, was not an officer, employee or holder of more than 5% of the outstanding shares of any class of stock of the Registrant.  "Liability" under the Business Corporation Act means the obligation to pay a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding and includes obligations and expenses that have not yet been paid by the indemnified person but that have been or may be incurred. The Business Corporation Act defines "expenses" as attorney fees and all other costs and expenses reasonably related to a proceeding.

SECURITIES AND EXCHANGE COMMISSION POSITION REGARDING INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 16. EXHIBITS.

     Exhibit No.      Description of Document

     -----------      -----------------------

         5.1            Opinion of Osborn Maledon, P.A.

        10.45         ILX Resorts Incorporated Amended and Restated Dividend Reinvestment Plan

        23.1          Consent of Independent Auditors

        23.2          Consent of Osborn Maledon, P.A. (contained in Exhibit 5)

        24            Powers of Attorney (contained on the signature page)

        99.1          Sample Authorization Form

99.2

Sample Direct Registration Transaction Request Form

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the

               Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the

               information set forth in the Registration Statement.

               Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities

               Act if, in the aggregate, the changes in volume and price

               represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee"

               table in the effective Registration Statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any  material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933,

each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix and State of Arizona on March 29, 2006.

     ILX RESORTS INCORPORATED, an Arizona corporation

                                By: /s/ Joseph P. Martori

                                    --------------------------------------------

                                    Joseph P. Martori

                                    Chairman of the Board and Chief Executive

                                    Officer

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph P. Martori and Nancy J. Stone, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement and amendments thereto for the same offering, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                TITLE                              DATE

         ---------                                -----                              ----

/s/ Joseph P. Martori                   Chairman of the Board                    March 29, 2006

------------------------------          and Chief Executive Officer

Joseph P. Martori                       (principal executive officer)

/s/ Nancy J. Stone                      President, Chief Operating               March 29, 2006

------------------------------          Officer and Director

Nancy J. Stone

/s/ Margaret M. Eardley                 Executive Vice President and             March 29, 2006

------------------------------          Chief Financial Officer

Margaret M. Eardley                     (principal financial officer)

/s/ Taryn L. Chmielewski                Vice President and Chief                 March 29, 2006

------------------------------          Accounting Officer

Taryn L. Chmielewski                    (principal accounting officer)

/s/ Edward S. Zielinski                 Executive Vice President and             March 29, 2006

------------------------------          Director

Edward S. Zielinski

/s/ Joseph P. Martori, II               Executive Vice President and             March 29, 2006

------------------------------          Director

Joseph P. Martori, II

/s/ Steven R. Chanen                    Director                                 March 29, 2006

------------------------------

Steven R. Chanen

/s/ Wayne M. Greenholtz                 Director                                 March 29, 2006

------------------------------

Wayne M. Greenholtz

/s/ Patrick J. McGroder III             Director                                 March 29, 2006

------------------------------

Patrick J. McGroder III

/s/ James W. Myers                      Director                                 March 29, 2006

------------------------------

James W. Myers

/s/ Steven A. White                     Director                                 March 29, 2006

------------------------------

Steven A. White